EXHIBIT 10(b)

          -------------------------------------------------------------

                AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

                            DATED AS OF MAY 22, 1997

                                      AMONG

                          GUARDIAN INTERNATIONAL, INC.,

                                       AND

           THE BORROWING SUBSIDIARIES FROM TIME TO TIME PARTY HERETO,

                                  AS BORROWERS,

                                       AND

                             HELLER FINANCIAL, INC.,

                                    AS LENDER

          -------------------------------------------------------------


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                                TABLE OF CONTENTS

 SECTION 1 DEFINITIONS........................................................1
     1.1  Certain Defined Terms...............................................1
     1.2  Accounting Terms....................................................2
     1.3  Other Definitional Provisions.......................................2
     1.4  Effect of Amendment and Restatement.................................2

 SECTION 2 LOANS AND COLLATERAL...............................................3
     2.1  Loans...............................................................3
     2.2  Interest............................................................4
     2.3  Commitment Fee......................................................5
     2.4  Payments and Prepayments............................................6
     2.5  Term of this Agreement..............................................7
     2.6  Statements; Application of Payments.................................7
     2.7  Grant of Security Interest..........................................8
     2.8  Appointment of Borrower Representative..............................8
     2.9  Taxes...............................................................9
     2.10 Right of First Refusal..............................................9
     2.11 Addition of Borrowing Subsidiaries.................................10

 SECTION 3 CONDITIONS TO LOANS...............................................10
     3.1  Conditions to Loans................................................10

 SECTION 4 BORROWERS' REPRESENTATIONS AND WARRANTIES.........................11
     4.1  Organization, Powers, Capitalization...............................11
     4.2  Authorization of Borrowing, No Conflict............................12
     4.3  Financial Condition................................................12
     4.4  Indebtedness and Liabilities.......................................12
     4.5  Contract Warranties................................................12
     4.6  Names..............................................................13
     4.7  Locations; FEIN....................................................13
     4.8  Title to Properties; Liens.........................................13
     4.9  Perfection.........................................................13
     4.10 Litigation; Adverse Facts..........................................13
     4.11 Payment of Taxes...................................................13
     4.12 Performance of Agreements..........................................14
     4.13 Employee Benefit Plans.............................................14
     4.14 Intellectual Property..............................................14
     4.15 Broker's Fees......................................................14
     4.16 Environmental Compliance...........................................14
     4.17 Solvency...........................................................14
     4.18 Disclosure.........................................................14
     4.19 Insurance..........................................................15
     4.20 Compliance with Laws...............................................15
     4.21 Bank Accounts......................................................15
     4.22 Subsidiaries.......................................................15
     4.23 Use of Proceeds and Margin Security................................15

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     4.24 Employee Matters...................................................15
     4.25 Governmental Regulation............................................15
     4.26 Activities and Licenses............................................16
     4.27 Current Credit Policies and Procedures.............................16

 SECTION 5 AFFIRMATIVE COVENANTS.............................................16
     5.1  Financial Statements and Other Reports.............................16
     5.2  Access to Accountants..............................................16
     5.3  Inspection.........................................................16
     5.4  Collateral Records.................................................17
     5.5  Contract Covenants; Verification...................................17
     5.6  Collection of Accounts and Payments................................17
     5.7  Endorsement........................................................17
     5.8  Corporate Existence................................................18
     5.9  Payment of Taxes...................................................18
     5.10 Maintenance of Properties; Insurance...............................18
     5.11 Compliance With Laws...............................................18
     5.12 Further Assurances.................................................18
     5.13 Collateral Locations...............................................18
     5.14 Bailees............................................................19
     5.15 Other Documents....................................................19
     5.16 Custodian..........................................................19
     5.17 Contract Administration............................................19
     5.18 Inspection of Alarm Systems........................................20

 SECTION 6 PERFORMANCE COVENANTS.............................................20
     6.1  Senior Debt to Tangible Net Worth..................................20
     6.2  Weighted Average MRI...............................................20
     6.3  MRI in excess of $300..............................................20
     6.4  Annualized Net Attrition Rate......................................20
     6.5  Debt Service Coverage..............................................21
     6.6  Tangible Net Worth.................................................21

 SECTION 7 NEGATIVE COVENANT.................................................21
     7.1  Indebtedness and Liabilities.......................................21
     7.2  Guaranties.........................................................22
     7.3  Transfers, Liens and Related Matters...............................22
     7.4  Investments and Loans..............................................23
     7.5  Restricted Junior Payments.........................................23
     7.6  Restriction on Fundamental Changes.................................23
     7.7  Changes Relating to Subordinated Debt..............................24
     7.8  Transactions with Affiliates.......................................24
     7.9  Environmental Liabilities..........................................24
     7.10 Conduct of Business................................................24
     7.11 Compliance with ERISA..............................................24
     7.12 Tax Consolidations.................................................24
     7.13 Subsidiaries.......................................................24
     7.14 Fiscal Year........................................................24
     7.15 Press Release; Public Offering Materials...........................24

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     7.16 Bank Accounts......................................................25
     7.17 No Sales Outside of Certain States.................................25
     7.18 Certain Required Forms; No Amendments to Current Credit Policies...25

 SECTION 8 DEFAULT, RIGHTS AND REMEDIES......................................25
     8.1  Event of Default...................................................25
     8.2  Suspension of Commitment...........................................27
     8.3  Acceleration.......................................................27
     8.4  Remedies...........................................................28
     8.5  Appointment of Attorney-in-Fact....................................28
     8.6  Limitation on Duty of Lender with Respect to Collateral.  .........29
     8.7  Application of Proceeds............................................29
     8.8  License of Intellectual Property...................................29
     8.9  Assigned Agreements................................................29
     8.10 Waivers, Non-Exclusive Remedies....................................30

 SECTION 9 MISCELLANEOUS.....................................................30
     9.1  Assignments and Participations.....................................30
     9.2  Set Off............................................................30
     9.3  Expenses and Attorneys' Fees.......................................31
     9.4  Indemnity..........................................................31
     9.5  Amendments and Waivers.............................................32
     9.6  Notices............................................................32
     9.7  Survival of Warranties and Certain Agreements......................33
     9.8  Indulgence Not Waiver..............................................33
     9.9  Marshaling; Payments Set Aside.....................................33
     9.10 Entire Agreement...................................................33
     9.11 Independence of Covenants..........................................33
     9.12 Severability.......................................................33
     9.13 Headings...........................................................33
     9.14 APPLICABLE LAW.  ..................................................34
     9.15 Successors and Assigns.............................................34
     9.16 No Fiduciary Relationship; Limitation of Liabilities...............34
     9.17 CONSENT TO JURISDICTION............................................34
     9.18 WAIVER OF JURY TRIAL...............................................34
     9.19 Construction.......................................................35
     9.20 Counterparts; Effectiveness........................................35
     9.21 No Duty............................................................35
     9.22 Confidentiality....................................................35

 SECTION 10 CROSS-GUARANTY...................................................35
     10.1 Guaranty...........................................................35
     10.2 Contribution with Respect to Guaranty Obligations..................35
     10.3 Obligations Absolute...............................................36
     10.4 WAIVER.............................................................36
     10.5 Recovery...........................................................37
     10.6 Liability Cumulative...............................................37

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                                     ANNEXES

Annex A   -        Definitions
Annex B   -        Reporting Requirements
Annex C   -        Eligible Contracts
Annex D   -        List of Acceptable Alarm Systems

                                    EXHIBITS

Exhibit A -        Borrowing Base Certificate
Exhibit B -        [Intentionally Omitted]
Exhibit C -        Compliance Certificate

                                    SCHEDULES

Schedule 3.1(A)  -        List of Closing Documents
Schedule 4.1(A)  -        Jurisdictions of Organization and Qualification
Schedule 4.1(B)  -        Capitalization of Loan Parties
Schedule 4.3     -        Pro Forma
Schedule 4.6     -        Trade Names (Present and Past Five Years)
Schedule 4.7     -        Location of Principal Place of Business, Books
                          and Records and Collateral; FEIN
Schedule 4.14    -        Intellectual Property
Schedule 4.21    -        Bank Accounts
Schedule 4.22    -        Subsidiaries
Schedule 4.24    -        Employee Matters
Schedule 4.26    -        Licenses
Schedule 4.27    -        Current Credit Policies
Schedule 7.1     -        Indebtedness
Schedule 7.3     -        Other Liens
Schedule 7.4     -        Investments
Schedule 7.6     -        Form of Guarantee or Replacement Clause
Schedule 7.10    -        Business of the Loan Parties
Schedule 7.17    -        National Accounts
Schedule 7.18(1) -        Form of Contract
Schedule 7.18(2) -        Form of Dealer Agreement
Schedule A-1     -        Indebtedness to be Repaid from the Initial Advance


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                AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

     This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is dated as of May 22, 1997 and entered into by and among GUARDIAN INTERNATIONAL, INC., a Nevada corporation with its principal place of business at 3880 North 28th Terrace, Hollywood, Florida 33020 ("New Guardian"), the Borrowing Subsidiaries from time to time party hereto (New Guardian and such Borrowing Subsidiaries may be individually referred to herein as a "Borrower" and collectively as "Borrowers"), and HELLER FINANCIAL, INC., a Delaware corporation ("Lender"), with offices at 500 West Monroe Street, Chicago, Illinois 60661. All capitalized terms used herein are defined in Annex A of this Agreement.

     WHEREAS, Guardian International, Inc., a Florida corporation ("Old Guardian") and Lender are parties to that certain Loan and Security Agreement dated as of November 16, 1994 (as from time to time amended, the "Prior Loan Agreement") pursuant to which Lender extended a credit facility to Old Guardian to provide working capital financing for Old Guardian and to provide funds for other general corporate purposes of Old Guardian; and

     WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of August 15, 1996, Old Guardian, on August 28, 1996, merged with and into Everest Security Systems Corporation, a Nevada corporation ("Everest") and, upon the consummation of such merger, (a) Everest changed its name to Guardian International, Inc., a Nevada corporation, (b) by operation of law and pursuant to that certain letter agreement dated as of August 15, 1996 from New Guardian to Lender, New Guardian assumed all of the "Obligations" of Old Guardian under the Prior Loan Agreement and the other Prior Loan Documents, and (c) from and after the effective date of such merger, all references to "Borrower" in the Prior Loan Agreement and the other Prior Loan Documents were thereafter deemed to refer to New Guardian, as the survivor of the merger (such merger, together with the other transactions consummated on or about such date in connection with or related to such merger, being referred to herein as the "Merger Transactions"); and

     WHEREAS, New Guardian secured its obligations under the Prior Loan Agreement by granting to Lender a security interest in and lien upon certain of its property; and

     WHEREAS, the parties hereto wish to amend and restate the Prior Loan Agreement in order to (a) increase the amount of the facility to $15,000,000 (subject to further increase on the terms and conditions provided herein), and
(b) otherwise modify the terms and conditions set forth in the Prior Loan Agreement, all on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers and Lender agree as follows:

                              SECTION 1 DEFINITIONS

1.1 CERTAIN DEFINED TERMS. Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings assigned thereto in Annex A to this Agreement.

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1.2  ACCOUNTING TERMS. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to Lender pursuant to subsection 5.1 (including Annex B referred to therein) shall be prepared in accordance with GAAP as in effect at the time of such preparation. In the event any "Accounting Changes" (as defined below) shall occur and such changes affect performance covenants, standards or terms in this Agreement, then Borrower Representative and Lender agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of Borrowers shall be the same after such Accounting Changes as if such Accounting Changes had not been made, and until such time as such an amendment shall have been executed and delivered by Borrowers and Lender, (A) all performance covenants, standards and terms in this Agreement shall be calculated and/or construed as if such Accounting Changes had not been made, and (B) Borrowers shall prepare footnotes to each Compliance Certificate and the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating performance covenant compliance (without reflecting such Accounting Changes). "Accounting Changes" means: (a) changes in accounting principles required by GAAP and implemented by Borrowers; (b) changes in accounting principles recommended by Borrowers' certified public accountants; and (c) changes in carrying value of any Borrower's (or any Subsidiary's) assets, liabilities or equity accounts resulting from (i) the application of purchase accounting principles (A.P.B. 16 and/or 17 and EITF 88-16 and FASB 109) to the Merger Transactions, or (ii) as the result of any other adjustments that, in each case, were applicable to, but not included in, the Pro Forma. All such adjustments resulting from expenditures made subsequent to the Closing Date (including, but not limited to, capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period.

1.3 OTHER DEFINITIONAL PROVISIONS. References to "Sections", "subsections", "Annexes", "Exhibits" and "Schedules" shall be to Sections, subsections, Annexes, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in Annex A or otherwise in the Loan Documents may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, words importing any gender include the other genders; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

1.4 EFFECT OF AMENDMENT AND RESTATEMENT. This Agreement shall supersede in all respects the Prior Loan Agreement from and after the Closing Date with respect to the transactions hereunder and with respect to the Existing Obligations. The parties hereto acknowledge and agree, however, that (i) this Agreement and all other Loan Documents executed and delivered herewith do not constitute a novation, payment and reborrowing or termination of the Existing Obligations under the Prior Loan Agreement and the other Prior Loan Documents as in effect prior to the Closing Date, (ii) such Existing Obligations are in all respects

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continuing and outstanding (including without limitation all accrued interest on the Existing Obligations to the Closing Date and all accrued fees under the Prior Loan Agreement to the Closing Date, which accrued interest and fees shall be payable in accordance with the terms of the Prior Loan Agreement) with only the terms being modified from and after the Closing Date as provided in this Agreement and the other Loan Documents, (iii) the Liens in favor of Lender securing payment of such Existing Obligations are in all respects continuing and in full force and effect with respect to all Obligations; and (iv) all references in the other Loan Documents to the Prior Loan Agreement shall be deemed to refer without further amendment to this Agreement.

                         SECTION 2 LOANS AND COLLATERAL

2.1  LOANS

     (A) LOAN. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrowers herein set forth, Lender agrees to lend to Borrowers from time to time an aggregate amount not to exceed at any time the Maximum Loan Amount. Amounts borrowed under this subsection 2.1(A) may be repaid and reborrowed at any time prior to the earlier of (i) the termination of the Commitment pursuant to subsection 8.3 or (ii) the TermiLender shall have no obligation to make advances under this subsection 2.1(A) to any Borrower to the extent any requested advance would cause the principal balance of the Loan then outstanding to exceed the Maximum Loan Amount; PROVIDED that Lender may, in its sole discretion, elect from time to time to make Loans in excess of the Maximum Loan Amount. The parties hereto acknowledge and agree that the outstanding principal balance of the Existing Obligations is $7,650,971.37 as of the Closing Date, and such principal balance is hereby restated as part of the Loan outstanding under, and governed by, this Agreement. Each Borrower shall execute and deliver to Lender a note dated the Closing Date and otherwise in form and substance satisfactory to Lender (each a "Note" and, collectively, the "Notes"). Each Note shall represent the obligation of each Borrower to pay the amount of the Commitment or, if less, the aggregate unpaid principal amount of all advances to such Borrower (including without limitation the Existing Obligations) together with interest thereon.

          (1) "Maximum Loan Amount" means, as of any date of determination, the lesser of (a) the Applicable Commitment Amount, or (b) the Borrowing Base.

          (2) "Borrowing Base" means, as of any date of determination, an amount equal to the lesser of (a) one hundred percent (100%) of Borrowers' Net Investment in Eligible Contracts included in the Borrowing Base from time to time pursuant to subsection 2.1(B), or (b) aggregate MRI in respect of all Contracts as of the last day of the then most recently ended month, multiplied by (x) 25, at any time from and after the Closing Date through July 31, 1997, or
(y) 24 at any time thereafter. The Borrowing Base shall be determined from time to time based on the most recent Borrowing Base Certificate delivered by Borrower Representative to Lender.

     (B) ELIGIBLE CONTRACTS. "Eligible Contract" means each Contract which, in Lender's sole determination, is not ineligible by reason of any of the criteria set forth on Annex C at the time of delivery and thereafter (except to the extent any such criteria is expressly stated in Annex C to apply only at delivery or only thereafter). A Contract shall be included in the Borrowing Base only when and for so long as, in

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Lender's sole determination, none of the exclusionary criteria set forth on
Annex C applies to such Contract. If a Contract is determined by Lender to be, or is treated by Lender as, an Eligible Contract, Lender reserves the right to change its determination or treatment of such Contract and to remove such Contract from the Borrowing Base if Lender subsequently determines in its sole discretion that such Contract is not, or has ceased to be, an Eligible Contract.

     (C) BORROWING MECHANICS. If any Borrower desires to borrow under this subsection 2.1, Borrower Representative shall, via an Authorized Officer and on behalf of such Borrower, give Lender telephonic notice by 11:00 a.m. (Chicago time) (promptly confirmed via telecopy) on the date which is one (1) Business Day prior to the proposed Funding Date. Any such requested borrowing shall be in a minimum amount of $25,000. Lender shall not incur any liability to any Borrower for acting upon any telephonic notice that Lender believes in good faith to have been given by an Authorized Officer of Borrower Representative or other person authorized to borrow on behalf of any Borrower or for otherwise acting in good faith under this subsection 2.1(C). Lender will not make any advance pursuant to any telephonic notice or otherwise unless Lender has also received the most recent Borrowing Base Certificate then required to be delivered pursuant to Annex B. The making of an advance pursuant to telephonic notice shall constitute a Loan under this Agreement. Each such advance to each Borrower shall be deposited on the applicable Funding Date therefor in immediately available funds in such account as such Borrower Representative may from time to time designate to Lender in writing.

2.2  INTEREST.

     (A) So long as no Event of Default has occurred and is continuing, the Loans and all other Obligations shall bear interest from the date such Loans are made or such other Obligations become due to the date paid at a blended rate per annum equal to the Base Rate plus (i) the Applicable Level I Margin, in the case of Loans and other Obligations having an aggregate principal balance of up to $5,000,000; (ii) the Applicable Level II Margin, in the case of Loans and other Obligations having an aggregate principal balance over $5,000,000 but not in excess of $12,000,000; and (iii) the Applicable Level III Margin, in the case of Loans and other Obligations in excess of $12,000,000 (collectively, the "Interest Rate"). The Applicable Level I Margin, Applicable Level II Margin and Applicable Level III Margin will be 5.00%, 4.75% and 4.25% per annum, respectively, as of the Closing Date. The Applicable Level I Margin, Applicable Level II Margin and Applicable Level III Margin (collectively, the "Applicable Margins") may be adjusted (up or down) after the Closing Date based upon Borrowers' Tangible Net Worth, as determined by reference to the following grid:

                               APPLICABLE MARGINS
                               ------------------

                                   LEVEL I        LEVEL II       LEVEL III
                                   -------        --------       ---------

Tangible Net Worth of less than     5.00%           4.75%          4.25%
$5,000,000

Tangible Net Worth equal to         4.50%           4.25%          4.00%
or greater than $5,000,000

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     By way of example, if Borrowers' Tangible Net Worth as of a specific date of determination was less than $5,000,000 and the aggregate principal balance of the Loans and other Obligations exceeded $12,000,000 as of such date, the interest rate would be (x) the Base Rate plus 5.00% per annum, in respect of the first $5,000,000 of the principal balance of the Loans and other Obligations;
(y) the Base Rate plus 4.75% per annum, in respect of the portion of the Loans and other Obligations having a principal balance of $5,000,000.01, up to $12,000,000; and (z) the Base Rate plus 4.25% per annum, in respect of the portion of the Loans and other Obligations having a principal balance of $12,000,000.01 or more.


     Any adjustments in the Applicable Margins after the Closing Date will become effective as of the first day of the first calendar month following the delivery to Lender of the monthly unaudited or annual audited (as applicable) financial statements of Borrowers evidencing Borrowers' right to receive (or Lender's right to impose) an adjustment. Concurrently with the delivery of any financial statements evidencing Borrowers' right to receive (or Lender's right to impose) an adjustment, Borrower Representative shall deliver to Lender a certificate, signed by its chief financial officer, setting forth, in reasonable detail, the basis for such adjustment in the Applicable Margins.

     (B) After the occurrence of an Event of Default and for so long as such Event of Default continues, the Loans and all other Obligations shall, at Lender's option, bear interest at a rate per annum equal to three percent (3.0%) plus the then applicable Interest Rate (the "Default Rate").

     (C) Interest on the Loans and all other Obligations shall be computed on the daily principal balance on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues and shall be payable monthly in arrears on the first day of each month.

     Notwithstanding any provision to the contrary contained in this Agreement or the other Loan Documents, Borrowers shall not be required to pay, and Lender shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by law ("Excess Interest"). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any of the other Loan Documents, then in such event: (1) the provisions of this subsection shall govern and control; (2) neither any Borrower nor any other Loan Party shall be obligated to pay any Excess Interest; (3) any Excess Interest that Lender may have received hereunder shall be, at Lender's option, (a) applied as a credit against the outstanding principal balance of the Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the "Maximum Rate"), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) neither any Borrower nor any other Loan Party shall have any action against Lender for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations shall remain at the Maximum Rate until Lender shall have received the amount of interest which Lender would have received during such period on such Obligations had the rate of interest not been limited to the Maximum Rate during such period.

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2.3  COMMITMENT FEE. As consideration for Lender's agreement to make the
Commitment available to Borrowers hereunder, Borrowers, jointly and severally, shall pay to Lender a fee (the "Commitment Fee") in an aggregate amount equal to three-quarters of one percent (.75%) of the Commitment. The full amount of the Commitment Fee shall be deemed to have been fully earned by Lender as of the Closing Date. The Commitment Fee shall be paid in periodic installments on the date of each advance made under subsection 2.1, each such installment to be in an amount equal to three-quarters of one percent (.75%) of the requested amount of such advance. Each Borrower hereby authorizes and directs Lender to cause such installments to be paid by deducting the amount thereof from the proceeds of each such advance and retaining the amount so deducted for Lender's own account. The aggregate Commitment Fee payable during the term of this Agreement shall equal (a) $112,500, so long as the Applicable Commitment Amount is $15,000,000, or (b) $150,000, in the event the Applicable Commitment Amount is increased to $20,000,000. Any voluntary commitment reductions which may be made by Borrowers (or by Borrower Representative on behalf of Borrowers) pursuant to subsection 2.4(C) shall not be given effect in determining the amount of the Commitment Fee payable hereunder. Any installments of the Commitment Fee which remain unpaid on the Termination Date shall be due and payable in full without notice or demand on such date. Any amounts paid in respect of the Commitment Fee prior to an increase in the Applicable Commitment Amount from $15,000,000 to $20,000,000 shall be credited against the remaining amount of the Commitment Fee then due.

2.4  PAYMENTS AND PREPAYMENTS

     (A) MANNER AND TIME OF PAYMENT. All Remittances and other proceeds of Collateral shall be paid to Lender by Collecting Banks on a daily basis pursuant to subsection 5.6 and, so long as no Event of Default shall have occurred and be continuing, such amounts will be applied by Lender FIRST, to any outstanding fees, costs and expenses owing to Lender which are then due and payable; SECOND, to accrued and unpaid interest then due and payable, and LAST, to the principal balance of the Obligations (but without any permanent reduction of the Commitment). Without limitation of the foregoing, in its sole discretion, Lender may deem interest and other amounts payable hereunder (other than the principal balance of the Loan) to be paid by causing such amounts to be added to the principal balance of the Loan, all as set forth on Lender's books and records. If Lender elects to bill Borrowers for any amount due hereunder, such amount shall be immediately due and payable with interest thereon as provided herein. All payments, howsoever made, shall be made without deduction, defense, setoff or counterclaim. Payments made directly by any Borrower of the Obligations, if any, shall be made in same day funds delivered to Lender by wire transfer (or by an electronic funds transfer method acceptable to Lender) to Lender's account pursuant to the following wire transfer instructions:

          Bank:         First National Bank of Chicago
                        One First National Plaza
                        Chicago, IL 60670
          ABA No.:      0710-0001-3
          Account No.:  5553288
          Reference:    Heller Financial, Inc./Sales Finance Division for the
                        benefit of Guardian International, Inc. and Subsidiaries

or at such other place as Lender may direct from time to time by notice to Borrower Representative. Borrowers shall receive credit for payments made from the Blocked Accounts to the Lender's Depository

Account on the day Lender receives good funds in the Lender's Depository
Account for such proceeds. Borrowers shall receive credit for funds remitted to Lender directly by any Borrower by wire transfer on the date such funds are received in Lender's account specified above if Borrower Representative has given Lender telephonic notice by 11:00 a.m. (Chicago time) of the transfer of such funds and such funds are received in such account by 1:00 p.m. (Chicago time) on such day. In the absence of timely notice and receipt, such funds shall be deemed to have been paid by such Borrower on the next succeeding Business Day.

     (B) MANDATORY PREPAYMENTS. At any time that the principal balance of the Loan exceeds the Maximum Loan Amount, Borrowers shall immediately repay the Loan to the extent necessary to reduce the principal balance to an amount that is equal to or less than the Maximum Loan Amount.

     (C) VOLUNTARY PREPAYMENTS AND REPAYMENTS. Borrowers may at any time on at least three (3) days' prior written notice from Borrower Representative to Lender (i) voluntarily prepay all or part of the Loan and permanently reduce (but not terminate) the Commitment; or (ii) repay the Loan and the other Obligations in full and terminate the Commitment; provided that upon such termination, all Loans and other Obligations (including without limitation the full amount of the Commitment Fee payable pursuant to subsection 2.3, as determined without giving effect to such Commitment reduction) shall be immediately due and payable in full. Each such written notice shall specify the amount of such prepayment and the date on which such prepayment is to be made and shall further specify whether or not Borrowers intend to permanently reduce or terminate the Commitment in connection with such prepayment (it being acknowledged and agreed that no such reduction or termination shall be effected in connection with any prepayment unless the Lender has received such written notice from Borrower Representative specifying Borrowers' intention to so reduce or terminate the Commitment). Upon any such prepayment and reduction or termination of the Commitment, each Borrower's right to request advances shall simultaneously be permanently reduced or terminated, as the case may be.

     (D) PAYMENTS ON BUSINESS DAYS. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest or fees due hereunder.

2.5 TERM OF THIS AGREEMENT. This Agreement shall be effective until May 22, 1999 (the "Original Term") and shall automatically renew from year to year thereafter (each such year a "Renewal Term") unless terminated by either Borrower Representative, on behalf of Borrowers, or Lender, as the case may be, giving the other party not less than ninety (90) days prior written notice of its or their intention to terminate at the end of the Original Term or at the end of any Renewal Term. The Commitment shall (unless earlier terminated) terminate on the Termination Date. In addition, this Agreement may be terminated as set forth in subsection 8.3 hereof. Upon termination in accordance with subsection 8.3 or on the Termination Date, all Obligations shall become immediately due and payable without notice or demand. Notwithstanding any termination, until all Obligations (including without limitation the full amount of the Commitment Fee payable pursuant to subsection 2.3) have been fully paid and satisfied, Lender shall be entitled to retain security interests in and liens upon all Collateral, and even after payment of all Obligations hereunder, Borrowers' obligation to indemnify Lender in accordance with the terms hereof shall continue.

2.6 STATEMENTS; APPLICATION OF PAYMENTS. Lender shall render a monthly statement of account to Borrower Representative within twenty (20) days after the end of each month. Such statement of account shall constitute an account stated unless Borrower Representative makes written objection thereto within thirty (30) days from the date such statement is mailed to Borrower Representative. In addition, Lender shall deliver to Borrower Representative a weekly Availability report, which report shall indicate, as of the last Business Day of the immediately preceding calendar week for the week then ended, the aggregate amount of deposits made to the Lender's Depository Account, and the amount applied to the Obligations pursuant to subsection 2.4(A). Borrowers, jointly and severally, promise to pay all of the Obligations as such amounts become due or are declared due pursuant to the terms of this Agreement. After the occurrence and during the continuance of an Event of Default, each Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Lender from or on behalf of any Borrower, and each Borrower hereby irrevocably agrees that Lender shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default against the Obligations in such manner as Lender may deem advisable notwithstanding any previous entry by Lender upon any books and records.

2.7 GRANT OF SECURITY INTEREST. To secure the payment and performance of the Obligations, including all renewals, extensions, restructurings and refinancings of any or all of the Obligations, each Borrower hereby grants to Lender a continuing security interest, lien and mortgage in and to all right, title and interest of such Borrower in the following property of such Borrower, whether now owned or existing or hereafter acquired or arising and regardless of where located (all being collectively referred to as the "Collateral"): (A) Accounts; (B) Inventory; (C) general intangibles (as defined in the UCC); (D) documents (as defined in the UCC) or other receipts covering, evidencing or representing goods; (E) instruments (as defined in the UCC); (F) chattel paper (as defined in the UCC); (G) Equipment; (H) Intellectual Property; (I) Investment Property; (J) all deposit accounts of such Borrower maintained with any bank or financial institution; (K) all cash and other monies and property of such Borrower in the possession or under the control of Lender or any assignee or participant; (L) without duplication of the foregoing, all Contracts, Contract Obligor Documents, Contract Rights, Remittances and Underlying Collateral; (M) all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the property described above or are otherwise necessary or helpful in the servicing or collection thereof or realization thereon; and (N) proceeds of all or any of the property described above.

2.8 APPOINTMENT OF BORROWER REPRESENTATIVE. Each Borrowing Subsidiary from time to time party hereto hereby designates New Guardian as its representative and agent on its behalf for the purposes of requesting advances, giving instructions with respect to the disbursement of the proceeds of the Loans, executing and delivering Borrowing Base Certificates, Lists of Contracts, Compliance Certificates and other reports and certificates required to be delivered hereunder, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents. New Guardian hereby accepts such appointment. Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to Borrower Representative on behalf of such Borrower or Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower

Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.


2.9  TAXES.

     (A) NO DEDUCTIONS. Any and all payments or reimbursements made hereunder shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto; excluding, however, the following: taxes imposed on the income of Lender by the jurisdiction under the laws of which Lender is organized or doing business or any political subdivision thereof and taxes imposed on its income by the jurisdiction of Lender's applicable lending office or any political subdivision thereof (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto excluding such taxes imposed on income, herein "Tax Liabilities"). If Borrowers shall be required by law to deduct any such amounts from or in respect of any sum payable hereunder to Lender, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, Lender receives an amount equal to the sum it would have received had no such deductions been made.

          (B) CHANGES IN TAX LAWS. In the event that, subsequent to the Closing
          Date:

          (1) any changes in any existing law, regulation, treaty, directive or official pronouncement having the force of law or application thereof, or

          (2) any new law, regulation, treaty, directive enacted or application thereof, or

          (3) compliance by Lender with any request or directive (having the force of law) from any governmental authority, agency or instrumentality,

does or shall subject Lender to any tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or any Loans made hereunder, or change the basis of taxation of payments to Lender of principal, fees, interest or any other amount payable hereunder (except for income taxes or franchise taxes imposed generally by federal, state or local taxing authorities with respect to interest or commitment or other fees payable hereunder or changes in the rate of tax on the overall net income of Lender), and the result of any of the foregoing is to increase the cost to Lender of making or continuing any Loan hereunder, or to reduce any amount receivable hereunder, then, in any such case, Borrowers, jointly and severally, shall promptly pay to Lender, upon its demand, any additional amounts necessary to compensate Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as reasonably determined by Lender with respect to this Agreement or the other Loan Documents. If Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Borrower Representative of the event by reason of which Lender has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower Representative shall, absent manifest error, be final, conclusive and binding for all purposes unless, within fifteen days following the date of such certificate, Borrower Representative delivers to Lender a written objection thereto setting forth the substantive basis for such objection in detail.

2.10 RIGHT OF FIRST REFUSAL. So long as this Agreement remains in effect, Borrower Representative shall provide Lender with a written copy of any bona fide financing proposals or commitments received by any Borrower or any other Loan Party from any source other than Lender (each, a "Third Party Proposal"). Lender shall have the right, within thirty (30) days from Lender's receipt of any such Third Party Proposal, to deliver to Borrowers a written commitment (the "Lender's Proposal") containing terms and conditions at least as favorable to Borrowers and the other Loan Parties as the terms and conditions set forth in such Third Party Proposal. Each Borrower and each other Loan Party acknowledges and agrees that if Lender delivers such a Lender's Proposal within such thirty
(30) day period, Borrowers and/or the applicable Borrower shall reject the Third Party Proposal in favor of the Lender's Proposal. Neither any Borrower or any other Loan Party shall execute and deliver or otherwise become liable in respect of any Third Party Proposals or any commitment fees or similar payments related thereto unless and until Lender has been afforded the opportunity to provide a Lender's Proposal pursuant to the foregoing. Nothing contained in this subsection 2.10 shall be deemed or construed as obligating Lender to provide a Lender's Proposal following the delivery of any Third Party Proposal.


2.11 ADDITION OF BORROWING SUBSIDIARIES. In the event New Guardian forms or acquires any Subsidiary after the date hereof, such Subsidiary may be added to this Agreement as a "Borrower" hereunder, subject to the satisfaction of each of the following conditions precedent: (a) Lender shall have given its prior written consent to the formation or acquisition of such Subsidiary; (b) New Guardian shall have requested in writing that such Subsidiary become a Borrowing Subsidiary; (c) New Guardian and/or such Subsidiary shall have delivered to Lender such financial statements, reports and other information regarding such Subsidiary and its business as Lender shall have requested and the substance of such statements, reports and other information shall be satisfactory to Lender;
(d) Lender shall have completed such other due diligence in respect of such Subsidiary and the business to be conducted thereby as Lender may request, and shall be satisfied with the results of such diligence; (e) Lender shall have given its prior written consent to the addition of such Subsidiary as a Borrowing Subsidiary; and (f) such Subsidiary shall have executed and delivered such counterpart signature pages to this Agreement and such other Loan Documents (including without limitation UCC-1 financing statements covering all of the Collateral in which a Lien is granted to Lender hereunder, Lockbox Agreements and Custodial Agreements) as Lender may request in connection with the addition of such Subsidiary as a Borrowing Subsidiary.

                          SECTION 3 CONDITIONS TO LOANS

3.1 CONDITIONS TO LOANS. The obligations of Lender to execute and deliver this Agreement and to make Loans on the Closing Date and on each Funding Date are subject to satisfaction of all of the conditions set forth below.

     (A) CLOSING DATE DELIVERIES. Lender shall have received, in form and substance satisfactory to Lender, all documents, instruments and information identified on Schedule 3.1(A) and all other agreements, notes, certificates, orders, authorizations, financing statements, opinions and other documents which Lender may at any time reasonably request.

     (B) SECURITY INTERESTS. Lender shall have received satisfactory evidence that all security interests and liens granted to Lender by each Borrower pursuant to this Agreement or the other Loan Documents have been duly perfected and constitute first priority liens on the Collateral, subject only to Permitted Encumbrances.

     (C) REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein and in the Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except for any representation or warranty limited by its terms to a specific date and taking into account any amendments to the Schedules or Exhibits as a result of any disclosures made by Borrowers to Lender after the Closing Date and approved by Lender.

     (D) NO DEFAULT. No event shall have occurred and be continuing or would result from the consummation of the requested borrowing that would constitute an Event of Default or a Default.

     (E) PERFORMANCE OF AGREEMENTS. Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which any Loan Document provides shall be performed by it on or before that Funding Date.

     (F) NO PROHIBITION. No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain Lender from making any Loans.

     (G) MARGIN REGULATIONS. The making of the Loans requested on such Funding Date shall not violate Regulation G, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

     (H) NO LITIGATION. There shall not be pending or, to the best knowledge of any Authorized Officer of any Borrower, threatened, any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration against or affecting any Loan Party or any property of any Loan Party that has not been disclosed by Borrowers in writing, and there shall have occurred no development in any such action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration that, in the opinion of Lender, would reasonably be expected to have a Material Adverse Effect.

     (I) COMPLIANCE WITH SECTION 2.1. Each Borrower (or Borrower Representative on behalf of Borrowers) shall have given all notices required as of such Funding Date pursuant to subsection 2.1.

     (J) AVAILABILITY. After giving effect to the making of any advance on any Funding Date, the outstanding principal balance of the Loan shall not exceed the Maximum Loan Amount.

               SECTION 4 BORROWERS' REPRESENTATIONS AND WARRANTIES

In order to induce Lender to enter into this Agreement, and to make Loans hereunder, Borrowers, jointly and severally, represent and warrant to Lender with respect to all Loan Parties that the following statements are and, after giving effect to the Related Transactions, will be true, correct and complete:

4.1  ORGANIZATION, POWERS, CAPITALIZATION.

     (A) ORGANIZATION AND POWERS. Each of the Loan Parties is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and qualified to do business in all states where such qualification is required, which jurisdictions are listed on Schedule 4.1(A). Each of the Loan Parties has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted and to enter into each Loan Document.

     (B) CAPITALIZATION. The authorized capital stock of each of the Loan Parties is as set forth on Schedule 4.1(B). Except as set forth on Schedule 4.1(B), all issued and outstanding shares of capital stock of each of the Loan Parties are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens (other than Liens in favor of Lender) and such shares were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The capital stock of each of the Loan Parties is owned by the stockholders and in the amounts set forth on Schedule 4.1(B); provided that in the case of New Guardian, such Schedule identifies the amount of capital stock owned by each of the principal stockholders thereof and the amount collectively held by the public stockholders . No shares of the capital stock of any Loan Party, other than those described above, are issued and outstanding. Except as set forth on Schedule 4.1(B), there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party, of any shares of capital stock or other securities of any such entity.


4.2 AUTHORIZATION OF BORROWING, NO CONFLICT. Each applicable Loan Party has the corporate power and authority to incur the Obligations and to grant security interests in the Collateral. On the Closing Date, the execution, delivery and performance of the Loan Documents by each Loan Party signatory thereto will have been duly authorized by all necessary corporate action and, if applicable, shareholder action. The execution, delivery and performance by each Loan Party of each Loan Document and the consummation of the transactions contemplated by this Agreement do not and will not be in contravention of any applicable law, the corporate charter or bylaws of any Loan Party or any agreement or order by which any Loan Party or any Loan Party's property is bound. This Agreement is, and the other Loan Documents, when executed and delivered will be, the legally valid and binding obligations of the applicable Loan Parties respectively, each enforceable against the Loan Parties, as applicable, in accordance with their respective terms.

4.3 FINANCIAL CONDITION. All financial statements concerning Borrowers and their Subsidiaries which have been or will hereafter be furnished by or on behalf of Borrowers to Lender pursuant to this Agreement have been or will be prepared in accordance with GAAP consistently applied throughout the periods involved (except as disclosed therein) and do or will present fairly the financial condition of the corporations covered thereby as at the dates thereof and the results of their operations for the periods then ended. The Pro Forma (a copy of which is attached hereto as Schedule 4.3) was prepared by Borrowers based on the unaudited consolidated balance sheet of Borrowers dated March 31, 1997 and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in accordance with GAAP. The Projections delivered and to be delivered have been and will be prepared by Borrowers in light of the past operations of the businesses of Borrowers and their Subsidiaries, and such Projections represent and will represent the good faith estimate of Borrowers and their senior management concerning the most probable course of Borrowers' business as of the date such Projections are prepared and delivered.

4.4 INDEBTEDNESS AND LIABILITIES. As of the Closing Date, no Loan Party has (a) any Indebtedness except as reflected on the Pro Forma; or (b) any Liabilities other than as reflected on the Pro Forma or as incurred in the ordinary course of business following the date of the Pro Forma.

4.5 CONTRACT WARRANTIES. All original Contract Obligor Documents have been delivered by the applicable Loan Party to the Custodian in accordance with the terms of the Custodial Agreement. There have been no modifications or amendments to any Contract or any other Contract Obligor Document. No Borrower has granted any extensions of time for the payment of any Contract, compromised any Contract for less than the full face value thereof, released in whole or in part any Contract Obligor or other Contract Rights Payor liable for the payment of any Contract, or allowed any credit whatsoever in respect of any Contract or any other Contract Obligor Document, other than in accordance with Borrowers' Current Credit Policies, which grant, compromise, release or allowance would reasonably be expected to have a Material Adverse Effect. Except as specifically disclosed in the most recent Borrowing Base Certificate delivered to Lender, each Contract constitutes an Eligible Contract and no Borrower is aware of any facts or information which would cause any such Contract to be ineligible hereunder. Each Contract and each other Contract Obligor Document applicable thereto was executed by the applicable Contract Obligor in connection with the purchase of an Alarm System or Alarm System monitoring and other security services.

4.6 NAMES. No Loan Party conducts business and has not at any time during the past five years conducted business under any name, trade name or fictitious business name other than those names set forth with respect to each Loan Party on Schedule 4.6.

4.7 LOCATIONS; FEIN. Schedule 4.7 sets forth the location of each Loan Party's principal place of business, the location of each Loan Party's books and records, the location of each Loan Party's service centers for the administration of Contracts, the location of all other offices of each Loan Party and all Collateral locations, and such locations are each such Loan Party's sole locations for its business and the Collateral. Schedule 4.7 also sets forth each Loan Party's federal employer identification number.

4.8 TITLE TO PROPERTIES; LIENS. Each Loan Party has good, sufficient and legal title, subject to Permitted Encumbrances, to all its respective material assets. Except for Permitted Encumbrances, all such properties and assets are free and clear of Liens. To the best knowledge of each Loan Party after due inquiry, there are no actual, threatened or alleged defaults with respect to any leases of real property under which any Loan Party is lessee which would have a Material Adverse Effect.

4.9 PERFECTION. This Agreement creates a valid and, except for the Permitted Encumbrances, first priority security interest in the Collateral, securing the payment and performance of the Obligations and all actions necessary to perfect and protect such security interest have been duly taken.

4.10 LITIGATION; ADVERSE FACTS. There are no judgments outstanding against any Loan Party or affecting any property of any Loan Party nor is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or, to the best knowledge of each Borrower after due inquiry, threatened against or affecting any Loan Party or any property of any Loan Party which could reasonably be expected to result in any Material Adverse Effect. No Loan Party has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed to any liability which could reasonably be expected to result in any Material Adverse Effect.

4.11 PAYMENT OF TAXES. All material tax returns and reports of each Loan Party required to be filed by any of them have been timely filed, and all taxes, assessments, fees and other governmental charges upon such Persons and upon their respective properties, assets, income and franchises which are shown on such returns as due and payable have been paid when due and payable. None of the United States income tax returns of any Loan Party are under audit. No tax liens have been filed and, to the best knowledge and belief of each Authorized Officer of each Loan Party, no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of each Loan Party in respect of any taxes or other governmental charges are in accordance with GAAP.

4.12 PERFORMANCE OF AGREEMENTS. None of the Loan Parties is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any contractual obligation of any such Person, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default which, in either case, could reasonably be expected to have a Material Adverse Effect.

4.13 EMPLOYEE BENEFIT PLANS. Each Loan Party and each ERISA Affiliate is in compliance in all material respects with all applicable provisions of ERISA, the IRC and all other applicable laws and the regulations and interpretations thereof with respect to all Employee Benefit Plans. No material liability has been incurred by any Loan Party or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan.

4.14 INTELLECTUAL PROPERTY. Each Loan Party owns, is licensed to use or otherwise has the right to use, all Intellectual Property used in or necessary for the conduct of its business as currently conducted that are material to the financial condition, business or operations of any Loan Party, and all such Intellectual Property is identified on Schedule 4.14.

4.15 BROKER'S FEES. No broker's or finder's fee or commission will be payable with respect to any of the transactions contemplated hereby. In addition, there are no investment banking fees, broker's or finders fees or similar fees or payments payable by any Loan Party to any Person in connection with the Merger Transactions which remain unpaid, nor are any claims by any Person for any such fees or payments outstanding.

4.16 ENVIRONMENTAL COMPLIANCE. Each Loan Party has been and is currently in compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all permits, licenses or other authorizations required by applicable Environmental Laws. There are no claims, liabilities, investigations, litigation, administrative proceedings, whether pending or, to the best knowledge of any Borrower, threatened, or judgments or orders relating to any Hazardous Materials asserted or threatened against any Loan Party or relating to any real property currently or formerly owned, leased or operated by any Loan Party.

4.17  SOLVENCY. As of and from and after the date of this Agreement, each Loan
Party: (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of liabilities (including contingent liabilities) of such Loan Party and (ii) greater than the amount that will be required to pay the probable liabilities of such Loan Party as they mature; (b) has capital that is not unreasonably small in relation to its business as presently conducted or any contemplated or undertaken transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

4.18 DISCLOSURE. No representation or warranty of or with respect to any Borrower or any other Loan Party contained in this Agreement, the financial statements, the other Loan Documents, or any other document, certificate or written statement furnished to Lender by or on behalf of any such Person for use in connection with the Loan Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. The Projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by Lender that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There is no material fact known to any Borrower that has had or will have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to Lender for use in connection with the transactions contemplated hereby. There is no material fact known to any Borrower that has had or will have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to Lender or any Lender for use in connection with the transactions contemplated hereby.

4.19 INSURANCE. Each Loan Party maintains adequate insurance policies for public liability and property damage for its business and properties, no notice of cancellation has been received with respect to such policies and each Loan Party is in compliance with all conditions contained in such policies.

4.20 COMPLIANCE WITH LAWS. No Loan Party is in violation of any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of its business or the ownership of its properties, including, without limitation, any violation relating to any use, release, storage, transport or disposal of any Hazardous Material, which violation would subject any Loan Party, or any of their respective officers, to criminal liability or have a Material Adverse Effect and no such violation has been alleged.

4.21 BANK ACCOUNTS. Schedule 4.21 sets forth the account numbers and locations of all bank accounts of each Loan Party.

4.22  SUBSIDIARIES. No Borrower has any Subsidiaries other than as set forth on
Schedule 4.22. No other Loan Party has any Subsidiaries.

4.23 USE OF PROCEEDS AND MARGIN SECURITY. Borrowers shall use the proceeds of all Loans solely to fund its working capital needs and general corporate purposes in the ordinary course of business. The proceeds of all Loans shall be used for proper business purposes consistent with all applicable laws, statutes, rules and regulations. No portion of the proceeds of any Loan shall be used by any Borrower in any manner that might cause the borrowing or the application of such proceeds to violate Regulation G, Regulation U, Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act.

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


4.24 EMPLOYEE MATTERS. Except as set forth on Schedule 4.24, (a) no Loan Party nor any of such Loan Party's employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of any Loan Party and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Loan Party, and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of any Borrower, threatened between any Loan Party and its respective employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 4.24, no Loan Party is subject to an employment contract with any employee.

4.25 GOVERNMENTAL REGULATION. None of the Loan Parties is, or after giving effect to any loan will be, subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

4.26 ACTIVITIES AND LICENSES. All Contracts and other Contract Obligor Documents, and all advertising, origination and administration activities, procedures and materials with regard to all Contracts and other Contract Obligor Documents or accounts made, created, acquired, assumed, collected or serviced by or on behalf of any Borrower or any other Loan Party, comply in all material respects with all applicable federal, state and local laws, ordinances, rules and regulations, including but not limited to those related to the provision of Alarm System installation and monitoring, Contract administration, consumer protection, equal credit opportunity, fair debt collection, rescission rights and disclosures, except where failure to comply would not have a Material Adverse Effect. Schedule 4.26 attached hereto (as the same may be amended or revised from time to time) completely and accurately lists all licenses and permits obtained by such Loan Party, in each state in which it conducts business, in connection with its activities. All such licenses and permits are in full force and effect, and no additional licenses or permits are required in connection with the conduct of the business of any Loan Party.

4.27 CURRENT CREDIT POLICIES AND PROCEDURES. Borrowers' Current Credit Policies are attached hereto as Schedule 4.27. There have been no amendments, supplements or other modifications to such Current Credit Policies other than those made or effected by Borrowers with the prior written consent of Lender.

                        SECTION 5 AFFIRMATIVE COVENANTS

     Borrowers covenant and agree that, so long as the Commitment hereunder shall be in effect and until payment in full of all Obligations, unless Lender shall otherwise give its prior written consent, Borrowers shall perform, and shall cause each other Loan Party to perform, all covenants in this Section 5 applicable to such Person.

5.1 FINANCIAL STATEMENTS AND OTHER REPORTS. Each Borrower will maintain, and cause each other Loan Party to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Borrowers will deliver to Lender the financial statements and other reports and information at the times and in the manner described in Annex B hereto.

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

5.2 ACCESS TO ACCOUNTANTS. Each Borrower authorizes Lender to discuss the financial condition and financial statements of such Borrower and each other Loan Party with Borrowers' and the Loan Parties' independent public accountants upon reasonable notice to Borrower Representative of its intention to do so.

5.3 INSPECTION. Each Borrower shall and shall cause each other Loan Party to permit Lender and any authorized representatives designated by Lender to visit and inspect any of the properties of such Borrower or any such Loan Party, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested. Each Borrower acknowledges that Lender intends to make such inspections on at least a quarterly basis.

5.4 COLLATERAL RECORDS. Each Loan Party shall keep full and accurate books and records relating to the Collateral and shall mark such books and records to indicate Lender's security interests in the Collateral.

5.5 CONTRACT COVENANTS; VERIFICATION. Each applicable Loan Party shall, at its own expense, use its best efforts to assure prompt payment of all amounts due or to become due under the Contracts. Lender shall have the right, at any time or times hereafter, to verify the validity, amount or any other matter relating to any Contract or Contract Right, by mail, telephone or in person. After the occurrence of an Event of Default, no Borrower shall, without the prior consent of Lender, adjust, settle or compromise the amount or payment of any Contract or Contract Right, or release wholly or partly any Contract Obligor with respect thereto, or allow any credit or discount thereon, other than in accordance with Borrowers' Current Credit Policies.

5.6 COLLECTION OF ACCOUNTS AND PAYMENTS. Each Borrower shall establish a lockbox (individually, a "Blocked Account" and collectively, the "Blocked Accounts") in such Borrower's name with a bank acceptable to Lender (each, a "Collecting Bank") (subject to irrevocable instructions acceptable to Lender as hereinafter set forth) to which all Contract Obligors and other Contract Rights Payors in respect of Contracts payable to such Borrower shall directly remit all Remittances on such Contracts and in which such Borrower will immediately deposit all Remittances received by such Borrower or any other cash payments constituting proceeds of Collateral in the identical form in which such Remittance or such other payment was received, whether by cash, check, wire transfer or other instrument. In addition, Lender shall establish a depository account at a centrally located bank (the "Lender's Depository Account"). Each Collecting Bank shall acknowledge and agree, in a manner satisfactory to Lender, that all payments made to the Blocked Accounts are the sole and exclusive property of Lender and that such Collecting Bank has no right of setoff against any Blocked Account and that all such payments received will be promptly transferred to the Lender's Depository Account on a daily basis. Each Loan Party hereby agrees that all payments received by Lender, whether by cash, check, wire transfer or any other instrument, made to any such Blocked Account or otherwise received by Lender and whether on the Contracts or as proceeds of other Collateral or otherwise will be the sole and exclusive property of Lender. Borrower shall irrevocably instruct each Collecting Bank that such Collecting Bank shall promptly transfer all payments or deposits to each Blocked Account into the Lender's Depository Account on a daily basis. Each Loan Party, and any of its Affiliates, employees, agents or other Persons acting for or in concert with such Loan Party, shall, acting as trustee for Lender, receive, as the sole and exclusive property of Lender, any monies, checks, notes, drafts or any other payments relating to and/or proceeds of Contracts or other Collateral which come into the possession or under the control of such Loan Party or any of such Loan Party's Affiliates, employees, agents or other Persons acting for or in concert with such Loan Party, and immediately upon receipt thereof, such Loan Party or such Persons shall remit the same or cause the same to be remitted, in kind, to a Blocked Account or to Lender, by deposit directly into the Lender's Depository Account or at Lender's address set forth in subsection 9.6 below.

5.7 ENDORSEMENT. Each Loan Party hereby constitutes and appoints Lender and all Persons designated by Lender for that purpose as such Loan Party's true and lawful attorney-in-fact, with power to endorse such Loan Party's name to any Remittance or any other items of payment or proceeds described in subsection 5.6 above that come into Lender's possession or under Lender's control solely for depositing same into Lender's Depositary Account. Both the appointment of Lender as each Loan Party's attorney and Lender's rights and powers are coupled with an interest and are irrevocable until payment in full and complete performance of all of the Obligations.

5.8 CORPORATE EXISTENCE. Each Loan Party will at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to its business. Borrower Representative will promptly notify Lender of any change in the corporate structure of any Borrower or any other Loan Party.

5.9 PAYMENT OF TAXES. Each Borrower will, and will cause each other Loan Party to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or with respect to any of its franchises, business, income or property before any penalty accrues thereon PROVIDED that no such tax need be paid if the applicable Borrower or any such other Loan Party is contesting same in good faith by appropriate proceedings promptly instituted and diligently conducted and if such Borrower or such Loan Party has established appropriate reserves as shall be required in conformity with GAAP.

5.10 MAINTENANCE OF PROPERTIES; INSURANCE. Each Borrower will, and will cause each other Loan Party to, maintain or cause to be maintained in good repair, working order and condition all material properties used in the business of such Borrower and each other Loan Party and will make or cause to be made all appropriate repairs, renewals and replacements thereof. Each Borrower will, and will cause each other Loan Party to, maintain or cause to be maintained, with financially sound and reputable insurers, public liability and property damage insurance with respect to its business and properties against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and in amounts reasonably acceptable to Lender. Each Borrower shall and will cause each other Loan Party to cause Lender to be named as loss payee on all insurance policies relating to any Collateral and as additional insured under all liability policies, in each case pursuant to appropriate endorsements in form and substance reasonably satisfactory to Lender.

5.11 COMPLIANCE WITH LAWS. Each Borrower will (a) comply with and will cause each other Loan Party to comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority (including, without limitation, laws, rules regulations and orders relating to taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters, employee health and safety, and other federal, state and local laws, rules, regulations and orders described in subsection 4.26) as now in effect and which may be imposed in the future in all jurisdictions in which any Loan Party is now doing business or may hereafter be doing business, and (b) maintain or obtain and will cause each other Loan Party to maintain or obtain, all licenses and permits now held or hereafter required by any such Person, for which the loss, suspension, revocation or failure to obtain or renew, could have a Material Adverse Effect.

5.12 FURTHER ASSURANCES. Each Borrower shall, and shall cause each other Loan Party to, from time to time, execute such guaranties, financing or continuation statements, documents, security agreements, reports and other documents or deliver to Lender such instruments, certificates of title or other documents as Lender at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations provided for in the Loan Documents.

5.13 COLLATERAL LOCATIONS. Each Borrower will, and will cause each other Loan Party to, keep the Collateral at the applicable locations specified on Schedule
4.7. With respect to any new location (which in any event shall be within the continental United States), each Borrower will, and will cause each other Loan Party to, execute such documents and take such actions as Lender deems necessary to perfect and protect the security interests of the Lender in the Collateral.

5.14 BAILEES. If any Collateral is at any time in the possession or control of any warehouseman, bailee or any agents or processors of or for any Loan Party, such Loan Party shall, upon the written request of Lender, notify such warehouseman, bailee, agent or processor of the security interests in favor of Lender created hereby and shall instruct such Person to hold all such Collateral for Lender's account subject to Lender's instructions.

5.15 OTHER DOCUMENTS. Each Borrower will, and will cause each other Loan Party to, maintain accurate and complete files relating to the Contracts and other Collateral to the satisfaction of Lender, and such files will contain copies of all Contract Obligor Documents together with all relevant credit memoranda and all collection information and correspondence relating to such Contract Obligor Documents.

5.16 CUSTODIAN. Lender shall have the right at any time to utilize Custodian to maintain custody of the Contract Obligor Documents. Each Borrower will, and will cause each other Loan Party to, deliver all original Contract Obligor Documents to the Custodian from time to time pursuant to the terms of the Custodial Agreement, and each Loan Party agrees that at all times prior to such delivery, such original Contract Obligor Documents shall be held by the applicable Loan Party in trust for the benefit of Lender. Each Loan Party agrees not to interfere with Custodian's performance of its duties under the Custodial Agreement or to take any action that would be inconsistent in any way with the terms of the Custodial Agreement. All custodial fees, and the costs and expenses of the Custodian, shall be paid by Borrowers.

5.17  CONTRACT ADMINISTRATION

     (A) Each Borrower shall perform all aspects of servicing, administering, collecting, liquidating, accounting for and managing (collectively, "administering", "administer", or "administration") its Contracts which it customarily performs, in accordance with Borrowers' Current Credit Policies. Each Borrower shall provide such administration in a reasonable and prudent way that does not, in Lender's determination, adversely affect the value of the Collateral to Lender. The administration performed by each Borrower shall include but not be limited to all administration currently performed by Borrower Representative in respect of its Contracts, including without limitation all customer service, insurance claim tracking and collection, enforcement of guaranties or similar recovery arrangements with Dealers or Sellers, insurance maintenance, Contract enforcement, Contract billing, payment processing, portfolio and Contract accounting, portfolio management, delinquency collection, repossession, foreclosure, resale, and maintenance of current Contract Obligor location information (name, address and phone number). Each Borrower shall maintain current, accurate, and complete records of activity and comments regarding collection, insurance, payments, and other material events in respect of each of its Contracts. Each Borrower shall at all times maintain computerized records regarding collection history, payments, Contract accounting, customer service notes, and Contract Obligor names and addresses. Each Borrower shall require each applicable Contract Obligor to maintain all required insurance. Each Borrower shall administer and otherwise deal with its Contracts in compliance with all applicable laws.

     (B) Each Borrower shall administer its Contracts at its existing service center set forth on Schedule 4.7, or at such other locations that Borrower Representative provides prior written notice of to Lender and Lender approves for Contract administration.

     (C) Notwithstanding anything herein to the contrary (i) each Borrower shall remain liable under all of its Contracts and any other contracts and agreements between each Borrower and any Contract Obligors or otherwise included in or related to the Collateral, to the extent set forth therein, and shall perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by Lender of any rights under any of the Loan Documents shall not release any Borrower from any of its duties or obligations under any Contracts or any such other contracts and agreements, and (iii) Lender shall not have any obligation or liability under the Contracts or any such other contracts and agreements, nor shall Lender be obligated to perform any of the obligations or duties of any Borrower thereunder or to take any action to collect or enforce any rights thereunder.

     (D) Each Borrower shall administer its Contracts at its own expense. If in Lender's opinion, any Borrower fails to administer any Contracts in accordance with Borrowers' Current Credit Policies as from time to time in effect or otherwise in accordance with this Agreement, Lender shall notify Borrowers of the deficiencies in such administration and the applicable Borrower shall have ten (10) Business Days to cure any such deficiencies. In addition, in the event that any Borrower fails to administer the Contracts in accordance with this Agreement or if an Event of Default shall have occurred and be continuing, Lender may, in Lender's or any Borrower's name, take over all or part of the Contract administration. If Lender takes over all or part of such administration, Borrowers shall pay to Lender on demand all out-of-pocket costs incurred by Lender in the performance of such administration obligations, and Borrowers shall also pay Lender, for the administration performed by Lender, an administration fee (exclusive of out-of-pocket costs) established by Lender, and until so paid such costs and fee shall be part of the Loan secured by all of the Collateral.

5.18 INSPECTION OF ALARM SYSTEMS. Borrowers at all times will have physically inspected not less than five percent (5%) of the Alarm Systems to confirm that such Alarm Systems are (A) installed as fixtures at the premises of the applicable Contract Obligor , (B) connected to Borrowers' dedicated phone line, and (C) otherwise in good condition and working order, ordinary wear and tear excepted.

                         SECTION 6 PERFORMANCE COVENANTS

     Borrowers covenant and agree that so long as the Commitment remains in effect and until payment in full of all Obligations, Borrowers shall comply with and shall cause each other Loan Party to comply with all covenants in this
Section 6 applicable to such Person.

6.1 SENIOR DEBT TO TANGIBLE NET WORTH. Borrowers shall not at any time permit the ratio of Senior Debt to Tangible Net Worth to exceed 6.0 to 1.0.

6.2 WEIGHTED AVERAGE MRI. Borrowers shall not at any time permit the Weighted Average MRI of all Contracts to exceed $55.00.

6.3 MRI IN EXCESS OF $300. Borrowers shall not at any time permit more than ten percent (10%) of all Contracts owned by the Loan Parties in the aggregate to have a MRI of more than $300.00.

6.4 ANNUALIZED NET ATTRITION RATE. Borrowers shall not at any time permit the Annualized Net Attrition Rate to exceed 8.0%.

6.5 DEBT SERVICE COVERAGE.

     (a) Borrowers shall not permit Debt Service Coverage for the respective periods set forth below to be less than the amount set forth below for such period.


            PERIOD                              RATIO

Eight Months ended 8/31/97                   1.0 to 1.0

Nine Months ended 9/30/97                    1.0 to 1.0

Ten Months ended 10/31/97                    1.0 to 1.0

Eleven Months ended 11/30/97                 1.0 to 1.0

Twelve Months ended 12/31/97                 1.0 to 1.0

Twelve Months ended 1/31/98                  1.0 to 1.0

Twelve Months ended 2/28/98                  1.0 to 1.0

     (b) Thereafter, Borrowers shall not permit Debt Service Coverage for the twelve month period ending on the last day of each month to be less than 1.75 to 1.0.

6.6 TANGIBLE NET WORTH. At all times from and after the Closing Date, Borrowers shall maintain a Tangible Net Worth of $1,500,000; PROVIDED that, if the Applicable Commitment Amount is increased to $20,000,000, Borrowers shall at all times from and after the date of such increase maintain a Tangible Net Worth of not less than $5,000,000.

                           SECTION 7 NEGATIVE COVENANT

     Borrowers covenant and agree that so long as the Commitment remains in effect and until payment in full of all Obligations, Borrowers shall comply with and shall cause each other Loan Party to comply with

All covenants in this Section 7 Applicable to such Person.

7.1 INDEBTEDNESS AND LIABILITIES. No Borrower will, nor will any Borrower permit any other Loan Party to, directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable, on a fixed or contingent basis, with respect to any Indebtedness except: (a) the Obligations; (b) intercompany Indebtedness among Borrowers and their Subsidiaries (other than SDI); PROVIDED that such Indebtedness is subordinated in right of payment to the Obligations; (c) Indebtedness not to exceed $150,000 in the aggregate at any time outstanding secured by purchase money Liens (including for computation purposes outstanding purchase money Indebtedness existing on the Closing Date and identified on Schedule 7.1); (d) Indebtedness in respect of Capital Leases incurred to acquire computer Equipment, up to $150,000 in the aggregate; (e) Indebtedness existing on the Closing Date and identified on Schedule 7.1; and (f) Subordinated Debt issued or incurred by Borrowers so long as (i) at the time any such Subordinated Debt is issued or incurred by any Borrower and after giving effect thereto, no Event of Default shall have occurred and be continuing; (ii) the terms and conditions of such Subordinated Debt, including without limitation the subordination provisions applicable thereto, the payment and maturity terms thereof, and any covenants, representations and warranties, defaults and indemnities applicable thereto, are acceptable to Lender and its counsel, and (iii) Lender shall have given its prior written consent to the issuance or incurrence of such Subordinated Debt, such consent not to be unreasonably withheld or delayed. Except for Indebtedness described permitted in the preceding sentence, Borrowers will not, and will not permit any other Loan Party to, incur any Liabilities except for trade payables, accounts payable and normal accruals in the ordinary course of business not yet due and payable or with respect to which the applicable Borrower or the applicable other Loan Party is contesting in good faith the amount or validity thereof by appropriate proceedings and then only to the extent that such Borrower or such Loan Party has established adequate reserves therefor, if appropriate under GAAP.

7.2 GUARANTIES. Except for endorsements of instruments or items of payment for collection in the ordinary course of business, Borrowers shall not and shall not permit any other Loan Party to guaranty, endorse, or otherwise in any way become or be responsible for any obligations of any other Person, whether directly or indirectly by agreement to purchase the indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such other Person or otherwise.

7.3  TRANSFERS, LIENS AND RELATED MATTERS.

     (A) TRANSFERS. Borrowers shall not and shall not permit any other Loan Party to sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to any of the Collateral, except that Borrowers and the other Loan Parties may (i) sell Inventory in the ordinary course of business; and (ii) make Asset Dispositions of Equipment, fixtures or real property if all of the following conditions are met: (1) the fair market value of assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed $100,000 and the aggregate fair market value of assets sold or otherwise disposed of in any Fiscal Year by all of the Loan Parties collectively does not exceed $250,000; (2) the consideration received is at least equal to the fair market value of such assets; (3) the sole consideration received is cash; (4) after giving effect to the sale or other disposition of the assets included within such Asset Disposition, Borrowers are in compliance on a pro forma basis with the covenants set forth in Section 6 recomputed for the most recently ended month for which information is available and is in compliance with all other terms and conditions contained in this Agreement; and (5) no Event of Default shall result from such sale or other disposition.

     (B) LIENS. Except for Permitted Encumbrances, Borrowers will not and will not permit any other Loan Party to directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of the Collateral or any other assets of such Person or any proceeds, income or profits therefrom.

     (C) NO NEGATIVE PLEDGES. Neither any Borrower nor any other Loan Party shall enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired.

     (D) NO RESTRICTIONS ON LOAN PARTY DISTRIBUTIONS TO BORROWERS. Except as provided herein, no Borrower will nor will any Borrower permit any other Loan Party directly or indirectly to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Loan Party to: (1) pay dividends or make any other distribution on any of such Loan Party's capital stock owned by any Borrower or any other Subsidiary of any Borrower; (2) subject to subordination provisions, pay any indebtedness owed to any Borrower or any other Subsidiary of any Borrower; (3) make loans or advances to any Borrower or any other Subsidiary of any Borrower; or (4) transfer any of its property or assets to any Borrower or any other Subsidiary of any Borrower.

7.4 INVESTMENTS AND LOANS. Borrowers shall not and shall not permit any other Loan Party to make or permit to exist investments in or loans to any other Person, except: (a) Cash Equivalents; (b) loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business in an aggregate outstanding amount not in excess of $10,000 at any time; (c) New Guardian may make investments in SDI in an aggregate amount not in excess of $100,000, the proceeds of which shall be used solely to wind up the business of SDI, to satisfy all of SDI's outstanding liabilities and to effect the dissolution of SDI; and (d) other investments existing on the Closing Date and described on Schedule 7.4.

7.5 RESTRICTED JUNIOR PAYMENTS. No Borrower will nor will any Borrower permit any other Loan Party to directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Junior Payment, except that: (a) Subsidiaries of any Borrower may make Restricted Junior Payments with respect to their common stock to the extent necessary to permit such Borrower to pay the Obligations, to make Restricted Junior Payments permitted under clauses (b) and (c) below and to permit such Borrower to pay expenses incurred in the ordinary course of business; (b) Borrowers may make payments of interest on any Subordinated Debt permitted pursuant to Section 7.1 as and when due on a non-accelerated basis in accordance with the terms of the applicable agreements evidencing or governing such Subordinated Debt; and (c) New Guardian may consummate repurchases of its outstanding capital stock from its stockholders (other than the Ginsburg Group (as defined in subsection 8.1(F)) so long as the aggregate amount of such repurchases does not exceed $100,000.

7.6 RESTRICTION ON FUNDAMENTAL CHANGES. Neither any Borrower nor any other Loan Party will: (a) enter into any transaction of merger or consolidation; (b) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), except that SDI shall cease operations as promptly as practicable;
(c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of any of its Subsidiaries, whether now owned or hereafter acquired; or (d) acquire by purchase or otherwise all or any substantial part of the business or assets of, or stock or other evidence of beneficial ownership of, any Person, except that any Borrower may acquire assets from another Person pursuant to a Bulk Contract Purchase so long as (i) at the time of any such transaction and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; (ii) the applicable Seller shall have agreed in writing to be bound by a guarantee or replacement clause substantially similar to that set forth in
Schedule 7.6; and (iii) Lender shall have completed such due diligence in respect of the portfolio of Contracts to be acquired pursuant to such Bulk Contract Purchase (or series of related such transactions) as it may request and Lender shall have given its prior written consent to the consummation thereof by the applicable Borrower, such consent not to be unreasonably withheld or delayed; provided that the requirements of this clause (iii) need not be satisfied in the case of (A) any such Bulk Contract Purchase (or series of related such transactions) which is for an aggregate amount of $250,000 or less, or (B) any such Bulk Contract Purchase (or series of related such transactions) which is for an aggregate amount in excess of $250,000 but equal to or less than $500,000, if the average initial term of the Contracts included in such Bulk Contract Purchase is 36 months or more.

7.7 CHANGES RELATING TO SUBORDINATED DEBT. Borrowers will not, and will not permit any other Loan Party to, change or amend the terms of any documents or instruments evidencing or governing any Subordinated Debt if the effect of such amendment is to: (a) increase the interest rate on such Indebtedness; (b) change the dates upon which payments of principal or interest are due on such Indebtedness; (c) change any event of default or add any covenant with respect to such Indebtedness; (d) change the payment provisions of such Indebtedness;
(e) change the subordination provisions thereof; or (f) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to any Borrower, any other Loan Party, or Lender.

7.8 TRANSACTIONS WITH AFFILIATES. Borrowers will not, and will not permit any other Loan Party to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale or exchange of property or the rendering of any service) with any Affiliate or with any officer, director or employee of any Loan Party, except for transactions in the ordinary course of and pursuant to the reasonable requirements of such Borrower's or such Loan Party's business and upon fair and reasonable terms which are fully disclosed to Lender and which are no less favorable to such Borrower or such Loan Party than it would obtain in a comparable arm's length transaction with an unaffiliated Person.

7.9 ENVIRONMENTAL LIABILITIES. Borrowers will not and will not permit any other Loan Party to: (a) violate any applicable Environmental Law; (b) dispose of any Hazardous Materials (except in accordance with applicable law) into or onto or from, any real property owned, leased or operated by any Loan Party; or (c) permit any Lien imposed pursuant to any Environmental Law to be imposed or to remain on any real property owned, leased or operated by any Loan Party.

7.10 CONDUCT OF BUSINESS. From and after the Closing Date, no Borrower will nor will any Borrower permit any other Loan Party to engage in any business other than businesses of the type engaged in by such Borrower or such Loan Party on the Closing Date, as described on Schedule 7.10.

7.11 COMPLIANCE WITH ERISA. Borrowers will not and will not permit any other Loan Party to establish any new Employee Benefit Plan or amend any existing Employee Benefit Plan if the liability or increased liability resulting from such establishment or amendment is material. No Loan Party shall fail to establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the IRC and all other applicable laws and the regulations and interpretations thereof.

7.12 TAX CONSOLIDATIONS. Borrowers will not, and will not permit any other Loan Party to, file or consent to the filing of any consolidated income tax return with any Person (other than New Guardian).

7.13 SUBSIDIARIES. No Borrower will, nor will any Borrower permit any other Loan Party to, establish, create or acquire any new Subsidiaries without the prior written consent of Lender.

7.14 FISCAL YEAR. Neither any Borrower nor any other Loan Party shall change its Fiscal Year.

7.15 PRESS RELEASE; PUBLIC OFFERING MATERIALS. Borrowers will not and will not permit any other Loan Party to disclose the name of Lender in any press release or in any prospectus, proxy statement or other materials filed with any governmental entity relating to a public offering of the capital stock of any Loan Party.

7.16 BANK ACCOUNTS. Borrowers will not and will not permit any other Loan Party to establish any new bank accounts or lockboxes, or amend, terminate or replace any Blocked Account or lockbox agreement without Lender's prior written consent, which consent shall not be unreasonably withheld or delayed (but shall be subject to the execution and delivery of a replacement lockbox agreement or similar agreement conforming to the requirements of Section 5.6 and otherwise acceptable to Lender).

7.17 NO SALES OUTSIDE OF CERTAIN STATES. Other than with respect to the national accounts listed and described on Schedule 7.17, Borrowers shall not and shall not permit any other Loan Party to market, attempt to purchase or purchase any Contracts outside of the State of Florida unless, prior to taking any such actions, the applicable Borrower or the applicable Loan Party delivers to Lender the applicable Compliance Documents.

7.18 CERTAIN REQUIRED FORMS; NO AMENDMENTS TO CURRENT CREDIT POLICIES. Borrowers will not and will not permit any other Loan Party to purchase or enter into (as the case may be) any of the following in a form other than that previously approved by Lender as being satisfactory to it in form and substance:
(a) Contracts and other Contract Obligor Documents; or (b) Dealer Agreements. As at the Closing Date and until such time as otherwise approved by Lender, the approved forms are as attached as Schedules 7.18(1) and 7.18(2), respectively. Borrowers will not and will not permit any other Loan Party to amend, supplement or otherwise modify its Current Credit Policies in any respect without the prior written consent of Lender.

                     SECTION 8 DEFAULT, RIGHTS AND REMEDIES

8.1 EVENT OF DEFAULT. "Event of Default" shall mean the occurrence or existence of any one or more of the following:

     (A) PAYMENT. Failure to make payment of any of the Obligations when due; or

     (B) DEFAULT IN OTHER AGREEMENTS. (1) Failure of any Loan Party to pay when due any principal or interest on any Indebtedness or (2) breach or default of any Loan Party with respect to any Indebtedness;

if such failure to pay, breach or default entitles the holder to cause such Indebtedness having an individual principal amount in excess of $75,000 or having an aggregate principal amount in excess of $150,000 to become or be declared due prior to its stated maturity; or

     (C) BREACH OF CERTAIN PROVISIONS. Failure of any Loan Party to perform or comply with any term or condition contained in subsections 5.1, 5.3, 5.5 or 5.6 or contained in Section 6 or Section 7; or

     (D) BREACH OF WARRANTY. Any representation, warranty, certification or other statement made by any Loan Party in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant or in connection with any Loan Document is false in any material respect on the date made; or

     (E) OTHER DEFAULTS UNDER LOAN DOCUMENTS. Any Borrower or any other Loan Party defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents and such default is not remedied or waived within ten (10) days after receipt by Borrowers of notice from Lender of such default (other than occurrences described in other provisions of this subsection 8.1 for which a different grace or cure period is specified or which constitute immediate Events of Default); or

     (F) CHANGE IN OWNERSHIP. (1) The Individual Guarantors, Richard Ginsburg and Rhonda Ginsburg (collectively, the "Ginsburg Group") shall collectively cease to own and/or exclusively control such amount of the issued and outstanding voting common stock of New Guardian as is necessary to nominate and elect a majority of the Board of Directors of New Guardian, provided that (a) such limitation shall not prevent any member of the Ginsburg Group from transferring all or any part of their ownership interests in New Guardian's common stock (i) to any other member of the Ginsburg Group, or (ii) into any trust established by such member for estate planning purposes so long as such member retains exclusive voting control, for his or her lifetime, over all such shares so placed in trust; and (b) such limitation shall terminate upon the completion of a Qualified Public Offering; or (2) any other Loan Party ceases to be a wholly-owned Subsidiary of New Guardian; or

     (G) INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC. (1) A court enters a decree or order for relief with respect to any Loan Party in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for sixty (60) days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against any Loan Party under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party, or over all or a substantial part of its property, is entered; or (c) an interim receiver, trustee or other custodian is appointed without the consent of the applicable Loan Party, for all or a substantial part of the property of Loan Party; or

     (H) VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC. (1) An order for relief is entered with respect to any Loan Party or any Loan Party commences a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) any Loan Party makes any assignment for the benefit of creditors; or (3) the board of directors of any Loan Party adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this subsection 8.1(H); or

     (I) LIENS. Any lien, levy or assessment is filed or recorded with respect to or otherwise imposed upon all or any part of the Collateral or the assets of any Loan Party by the United States or any department or instrumentality thereof or by any state, county, municipality or other governmental agency (other than Permitted Encumbrances) and such lien, levy or assessment is not stayed, vacated, paid or discharged within forty-five (45) days; or

     (J) JUDGMENT AND ATTACHMENTS. Any money judgment, writ or warrant of attachment, or similar process involving (1) an amount in any individual case in excess of $100,000 or (2) an amount in the aggregate at any time in excess of $200,000 (in either case not adequately covered by insurance as to which the insurance company has acknowledged coverage) is entered or filed against any Loan Party or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

     (K) DISSOLUTION. Any order, judgment or decree is entered against any Loan Party decreeing the dissolution or split up of such Loan Party and such order remains undischarged or unstayed for a period in excess of thirty (30) days; or

     (L) SOLVENCY. Any Loan Party ceases to be solvent (as represented by such Loan Party in subsection 4.17) or admits in writing its present or prospective inability to pay its debts as they become due; or

     (M) INJUNCTION. Any Loan Party is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business and such order continues for more than thirty (30) days; or

     (N) INVALIDITY OF LOAN DOCUMENTS. Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Loan Party denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

     (O) FAILURE OF SECURITY. Lender does not have or ceases to have a valid and perfected first priority security interest in the Collateral (subject to Permitted Encumbrances), in each case, for any reason other than the failure of Lender to take any action within its control; or

     (P) DAMAGE, STRIKE, CASUALTY. Any material damage to, or loss, theft or destruction of, any material portion of the Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than ninety (90) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party if any such event or circumstance could reasonably be expected to have a Material Adverse Effect.

     (Q) LICENSES AND PERMITS. The loss, suspension or revocation of, or failure to renew, any license or permit not held or hereafter acquired by any Loan Party, if such loss, suspension, revocation or failure to renew could have a Material Adverse Effect.

8.2 SUSPENSION OF COMMITMENT. Upon the occurrence of any Default or Event of Default, notwithstanding any grace period or right to cure, Lender, without notice or demand, may immediately cease making additional Loans and the Commitment shall be suspended; PROVIDED that, in the case of a Default, if the subject condition or event is waived, cured or removed within any applicable grace or cure period, the Commitment shall be reinstated.

8.3 ACCELERATION. Upon the occurrence of any Event of Default described in the foregoing subsections 8.1(G) or 8.1(H), all Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrowers, and the Commitment shall thereupon terminate. Upon the occurrence and during the continuance of any other Event of Default, Lender may, by written notice to Borrowers, declare all or any portion of the Obligations to be, and the same shall forthwith become, immediately due and payable and the Commitment shall thereupon terminate.

8.4 REMEDIES. If any Event of Default shall have occurred and be continuing, Lender may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or in any other Loan Document or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and may also (a) notify any or all Contract Obligors or other applicable Contract Rights Payors to make all payments directly to Lender; (b) require Borrowers to, and each Borrower hereby agrees that it will, at its expense and upon request of Lender forthwith, assemble all or part of the Collateral as directed by Lender and make it available to Lender at a place to be designated by Lender which is reasonably convenient to both parties; (c) withdraw all cash in any Blocked Account and apply such monies in payment of the Obligations in the manner provided in subsection 8.7; (d) without notice or demand or legal process (except for such notice or demand, if any, as is expressly required by the Code), enter upon any premises of any Borrower and take possession of the Collateral; and (e) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Lender's offices or elsewhere, at such time or times, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as Lender may deem commercially reasonable. Each Borrower agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to Borrowers of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. At any sale of the Collateral, if permitted by law, Lender may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for the purchase of the Collateral or any portion thereof for the account of Lender. Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Borrowers shall remain jointly and severally liable for any deficiency. Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Lender shall not be required to proceed against any Collateral but may proceed against Borrowers or any Borrower directly. To the extent permitted by law, each Borrower hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter enacted.

8.5 APPOINTMENT OF ATTORNEY-IN-FACT. Each Borrower hereby constitutes and appoints Lender as such Borrower's attorney-in-fact with full authority in the place and stead of such Borrower and in the name of such Borrower, Lender or otherwise, from time to time in Lender's discretion after the occurrence and during the continuance of an Event of Default to take any action and to execute any instrument that Lender may deem necessary or advisable to accomplish the purposes of this Agreement, including: (a) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (b) if the Obligations shall have been accelerated, to adjust, settle or compromise the amount or payment of any Contract, or release wholly or partly any Contract Obligor or other applicable Contract Rights Payor thereunder or allow any credit or discount thereon; (c) to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above;
(d) to file any claims or take any action or institute any proceedings that Lender may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Lender with respect to any of the Collateral; (e) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with Accounts and other documents relating to the Collateral; (f) prepare, file and sign such Borrower's name on any proof of claim in bankruptcy or similar document against any Contract Obligor or other Contract Rights Payor; (g) prepare, file and sign such Borrower's name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Collateral; and (h) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Collateral to which such Borrower has access. The appointment of Lender as each Borrower's attorney and Lender's rights and powers are coupled with an interest and are irrevocable until payment in full and complete performance of all of the Obligations.

8.6 LIMITATION ON DUTY OF LENDER WITH RESPECT TO COLLATERAL. Beyond the safe custody thereof, Lender shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. Lender shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which Lender accords its own property. Lender shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee select ed by Lender in good faith.

8.7 APPLICATION OF PROCEEDS. Upon the occurrence and during the continuance of an Event of Default, the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied: FIRST, to all fees, costs and expenses incurred by Lender with respect to this Agreement, the other Loan Documents or the Collateral; SECOND, to all fees due and owing to Lender; THIRD, to accrued and unpaid interest on the Obligations (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts); FOURTH, to the principal amounts of the Obligations outstanding; and FIFTH, to any other indebtedness or obligations of any Borrower owing to Lender.

8.8 LICENSE OF INTELLECTUAL PROPERTY. Each Borrower hereby assigns, transfers and conveys to Lender, effective upon the occurrence of any Event of Default hereunder, the nonexclusive right and license to use all Intellectual Property owned or used by such Borrower together with any goodwill associated therewith, all to the extent necessary to enable Lender to realize on the Collateral and any successor or assign to enjoy the benefits of the Collateral. This right and license shall inure to the benefit of all successors, assigns and transferees of Lender and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise. Such right and license is granted free of charge, without requirement that any monetary payment whatsoever be made to any Borrower by Lender. Without limitation of the foregoing, each Borrower (a) hereby grants the Lender and any successor servicer appointed by the Lender an irrevocable license to use any Software utilized by such Borrower in connection with monitoring, collecting or otherwise servicing and administering the Contracts;
(b) shall immediately upon demand by Lender deliver all such Software and any other books, records, backup tapes, files or other information (of any kind whatsoever, whether stored or kept electronically, on disk or otherwise) of such Borrower pertaining to monitoring, collecting or otherwise servicing and administering the Contracts; and (c) shall cooperate fully with the Lender in promptly obtaining any licenses or modifications thereto as the Lender deems necessary to enable Lender or any successor servicer appointed by Lender to use any Software.

8.9 ASSIGNED AGREEMENTS. If an Event of Default has occurred and is continuing, each Loan Party hereby irrevocably authorizes and empowers Lender to assert, either directly or on behalf of such Loan Party, any claims such Loan Party may have, from time to time, against any other party to any Assigned Agreement or to otherwise exercise any right or remedy of such Loan Party under any Assigned Agreement (including, without limitation, the right to enforce directly against any party to an Assigned Agreement all of such Loan Party's rights thereunder (including all recourse or other recovery rights against any Dealer or Seller and any guarantees given to such Loan Party pursuant to any Dealer Agreement or Bulk Contract Purchase Document in respect of any Contracts), to make all demands and give all notices and to make all requests required or permitted to be made by such Loan Party under any Assigned Agreement).

8.10 WAIVERS, NON-EXCLUSIVE REMEDIES. No failure on the part of Lender to exercise, and no delay in exercising and no course of dealing with respect to, any right under this Agreement or the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise by Lender of any right under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other remedies provided by law.

                             SECTION 9 MISCELLANEOUS

9.1 ASSIGNMENTS AND PARTICIPATIONS. Lender may assign its rights and delegate its obligations under this Agreement and further may assign, or sell participations in, all or any part of the Loans, the Commitment or any other interest herein to an Affiliate or to another Person. In the case of an assignment authorized under this subsection 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder. Lender shall be relieved of its obligations hereunder with respect to the Commitment or assigned portion thereof. Each Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of such Borrower to the assignee and that the assignee shall be considered to be a "Lender". Lender may furnish any information concerning any Borrower and the other Loan Parties in its possession from time to time to assignees and participants (including prospective assignees and participants).

9.2 SET OFF. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, Lender and each assignee or participant is hereby authorized by each Borrower at any time or from time to time, without notice to such Borrower, any other Loan Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of such Borrower (regardless of whether such balances are then due to such Borrower) and any other property at any time held or owing by that Lender or that assignee or participant to or for the credit or for the account of such Borrower against and on account of any of the Obligations then outstanding; PROVIDED, that no participant shall exercise such right without the prior written consent of Lender.

     Each Borrower hereby agrees, to the fullest extent permitted by law, that any Lender or assignee or participant may exercise its right of setoff with respect to amounts in excess of its pro rata share of the Obligations (or, in the case of a participant, in excess of its pro rata participation interest in the Obligations) and that such Lender, assignee or participant, as the case may be, shall be deemed to have purchased for cash in the amount of such excess, participations in each other Lender's, assignee's or participant's share of the Obligations.

9.3 EXPENSES AND ATTORNEYS' FEES. Whether or not the transactions contemplated hereby shall be consummated, Borrowers, jointly and severally, agree to promptly pay all fees, costs and expenses incurred by Lender in connection with any matters contemplated by or arising out of this Agreement or the other Loan Documents including the following, and all such fees, costs and expenses shall be part of the Obligations, payable on demand and secured by the Collateral: (a) fees, costs and expenses (including fees of accountants and other professionals retained by Lender and, at any time that a Default shall have occurred and be continuing, allocated costs of internal counsel) incurred in connection with the examination, review, due diligence investigation, documentation and closing of the financing arrangements evidenced by the Loan Documents; PROVIDED that Lender agrees to use its best efforts to limit the amount of attorneys' fees and related expenses payable in connection with the review, documentation and closing of the transactions contemplated hereunder as of the Closing Date to an amount not in excess of $20,000 and further agrees that Borrowers shall only be liable for fifty percent (50%) of any attorneys' fees and related costs in excess of such amount incurred as of the Closing Date; (b) fees, costs and expenses (including fees of accountants and other professionals retained by Lender and, at any time that a Default shall have occurred and be continuing, allocated costs of internal counsel) incurred from and after the Closing Date in connection with the review, negotiation, preparation, documentation, execution and administration of the Loan Documents, the Loans, and any amendments, waivers, consents, forbearances and other modifications relating thereto or any subordination or intercreditor agreements; (c) fees, costs and expenses incurred in creating, perfecting and maintaining perfection of Liens in favor of Lender, including all fees, costs and expenses of the Custodian; (d) fees, costs and expenses incurred in connection with forwarding to Borrowers the proceeds of Loans including Lender's standard wire transfer fee; (e) fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by Lender in establishing, maintaining and handling lock box accounts, blocked accounts or other accounts for collection of the Collateral; (f) fees, costs, expenses (including attorneys' fees and, at any time that an Event of Default shall have occurred and be continuing, allocated costs of internal counsel) and costs of settlement incurred in collecting upon or enforcing rights against the Collateral or incurred in any action to enforce this Agreement or the other Loan Documents or to collect any payments due from any Borrower or any other Loan Party under this Agreement or any other Loan

Document or incurred in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement, whether in the nature of a "workout" or in connection with any insolvency or bankruptcy proceedings or otherwise.

9.4 INDEMNITY. In addition to the payment of expenses pursuant to subsection 9.3, whether or not the transactions contemplated hereby shall be consummated, Borrowers jointly and severally agree to indemnify, pay and hold Lender and any assignee or participant, and the officers, directors, employees, agents, affiliates and attorneys of Lender and such assignees and participants (collectively called the "Indemnitees") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents, the consummation of the transactions contemplated by this Agreement, the statements contained in the commitment letters, if any, delivered by Lender, Lender's agreement to make the Loans hereunder, the use or intended use of the proceeds of any of the Loans or the exercise of any right or remedy hereunder or under the other Loan Documents (the "Indemnified Liabilities"); PROVIDED that no Borrower shall have any obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction.

9.5 AMENDMENTS AND WAIVERS. This Agreement together with the other Loan Documents constitutes the entire agreement among Lender and the Loan Parties with respect to the subject matter hereto, and no amendment, modification, termination or waiver of any provision of this Agreement or of the other Loan Documents, or consent to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by Lender and each applicable Loan Party. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

9.6 NOTICES. Unless otherwise specifically provided herein, all notices shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier service or United States mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. (Chicago time) or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, upon receipt by the addressee thereof (which receipt shall be deemed to have occurred on the date on which such delivery shall have been signed for by any person at such address, as determined by the applicable courier); or (d) if by U.S. Mail, four Business Days after depositing in the United States mail, with postage prepaid and properly addressed.

         If to Borrower Representative,     GUARDIAN INTERNATIONAL, INC.
         any other Borrower or any          3880 North 28th Terrace
         other Loan Party:                  Hollywood, Florida 33020
                                            Attn: Richard Ginsburg, President
                                            Telecopy No.: (954) 926-1822

         With a copy to:                    NAVON, KOPELMAN & O'DONNELL, P.A.
                                            2699 Stirling Road, Suite B100
                                            Ft. Lauderdale, Florida 33312
                                            Attn: Samuel D. Navon, Esq.
                                            Telecopy No.: (954) 983-7021

         If to Lender:                      HELLER FINANCIAL, INC.
                                            Attn: Portfolio Manager,
                                                  Sales Finance Division
                                            500 West Monroe Street
                                            Chicago, Illinois 60661
                                            Telecopy No.: (312) 441-7924

         With a copy to:                    HELLER FINANCIAL, INC.
                                            Attn: Legal Department
                                            500 West Monroe Street
                                            Chicago, Illinois 60661
                                            Telecopy No. (312) 441-7173

or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this subsection 9.6.

9.7 SURVIVAL OF WARRANTIES AND CERTAIN AGREEMENTS. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.
Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrowers set forth in subsections 9.3 and 9.4 shall survive the payment of the Loans and the termination of this Agreement.

9.8 INDULGENCE NOT WAIVER. No failure or delay on the part of Lender in the exercise of any power, right or privilege hereunder or under the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

9.9 MARSHALING; PAYMENTS SET ASIDE. Lender shall not be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to Lender or Lender enforces its security interests or exercise its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

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9.10  ENTIRE AGREEMENT. This Agreement and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

9.11 INDEPENDENCE OF COVENANTS. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

9.12 SEVERABILITY. The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement or the other Loan Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement, or the other Loan Documents or of such provision or obligation in any other jurisdiction.

9.13 HEADINGS. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

9.14 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

9.15 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that no Loan Party may assign its rights or obligations hereunder without the prior written consent of Lender.

9.16  NO FIDUCIARY RELATIONSHIP; LIMITATION OF LIABILITIES.

     (A) No provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty by Lender to any Loan Party.

     (B) Neither Lender, nor any affiliate, officer, director, employee, attorney, or agent of Lender shall have any liability with respect to, and each Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by such Borrower or any other Loan Party in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Each Borrower hereby waives, releases, and agrees not to sue Lender or any of Lender's affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the transactions contemplated hereby.

9.17 CONSENT TO JURISDICTION. EACH BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF

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COOK, STATE OF ILLINOIS AND IRREVOCABLY AGREES THAT, SUBJECT TO LENDER'S
ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH BORROWER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE OBLIGATIONS.

9.18 WAIVER OF JURY TRIAL. EACH BORROWER AND LENDER EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS. EACH BORROWER AND LENDER EACH ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH BORROWER AND LENDER EACH FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

9.19 CONSTRUCTION. Each Borrower and Lender each acknowledge that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Borrowers and Lender.

9.20 COUNTERPARTS; EFFECTIVENESS. This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

9.21 NO DUTY. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any Loan Party or any shareholders of any Loan Party or any other Person.

9.22 CONFIDENTIALITY. Lender agrees to exercise its best efforts to keep any non public information delivered or obtained pursuant to the Loan Documents, confidential from Persons other than those employed by or engaged by Lender in evaluating, approving, structuring or administering the Loans and those employed by or engaged by Lender's assignees or participants, or potential assignees or participants.

                            SECTION 10 CROSS-GUARANTY

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10.1  GUARANTY. Each Borrower hereby absolutely and unconditionally guaranties to Lender the full and prompt payment of all Obligations owed or hereafter owing to Lender by each other Borrower. Notwithstanding any provision herein contained to the contrary, each Borrower's liability under this Section 10 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under the other Sections of this Agreement and the other Loan Documents) shall be limited to an amount not to exceed as of any date of determination the greater of:

     (A) the net amount of all Loans advanced to any other Borrower under this Agreement and then reloaned or otherwise transferred to such Borrower; or

     (B) the amount which could be claimed by Lender from such Borrower under this Section 10 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower's right of contribution and indemnification from the other Borrowers under subsection
10.2 hereof.

10.2  CONTRIBUTION WITH RESPECT TO GUARANTY OBLIGATIONS.

     (A) To the extent that any Borrower shall make a payment under this Section 10 of all or any of the Obligations for which such Borrower is not primarily liable (a "Guarantor Payment") which, taking into account all other Guarantor Payments then previously or concurrently made by the other Borrowers, exceeds the amount which such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower's "Allocable Amount" (as defined below) (in effect immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of all Borrowers in effect immediately prior to the making of such Guarantor Payment, THEN such Borrower shall be entitled to received contribution and indemnification payments from, and be reimbursed by, each of the other Borrowers for the amount of such excess, PRO RATA based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

     (B) As of any date of determination, the "ALLOCABLE AMOUNT" of any Borrower shall be equal to the maximum amount of the claim which could then be recovered from such Borrower under this Section 10 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

     (C) This subsection 10.2 is intended only to define the relative rights of Borrowers and nothing set forth in this subsection 10.2 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including, without limitation, Section 2 hereof, and nothing contained in this subsection 10.2 shall limit the liability of any Borrower to pay the Obligations for which it is primarily liable.

     (D) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of any Borrower to which such contribution and indemnification is owing.

10.3  OBLIGATIONS ABSOLUTE. The liability of each Borrower to Lender under this
Section 10 shall not be affected or impaired by any of the following acts by
Lender: (i) any acceptance of collateral security,

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

guarantors, accommodation parties or sureties for any or all Obligations; (ii) one or more extensions or renewals of any Obligations (whether or not for longer than the original period) or any modification of the interest rates, fees, maturities or principal amount of, or other contractual terms applicable to, any Obligations; (iii) any waiver or indulgence granted to any Borrower, any delay or lack of diligence in the enforcement of Obligations, or any failure to institute proceedings, file a claim, give any required notices or otherwise protect any Obligations; (iv) any full or partial release of, compromise or settlement with, or agreement not to sue any Borrower or any guarantor or other person liable in respect of any Obligations; (v) the acceptance of any instrument in renewal or substitution of any Obligation; (vi) any failure to obtain collateral security (including rights of setoff) for any Obligations, or to obtain or maintain the proper or sufficient creation and perfection thereof, or to establish the priority thereof, or to preserve, protect, insure, care for, exercise or enforce any collateral security; or any modification, alteration, substitution, exchange, surrender, cancellation, termination, release or other change, impairment, limitation, loss or discharge of any collateral security;
(vii) any assignment, pledge or other transfer of any Obligations or any evidence thereof; or (viii) any manner, order or method of application of any payments or credits upon Obligations. Each Borrower hereby waives any and all defenses and discharges available to a surety, guarantor, or accommodation co-obligor, other than payment in full in cash of the Obligations and termination of the Commitment pursuant thereto.

10.4 WAIVER. EACH BORROWER HEREBY WAIVES PRESENTMENT, DEMAND FOR PAYMENT, NOTICE OF DISHONOR OR NONPAYMENT, AND PROTEST OF ANY INSTRUMENT EVIDENCING LIABILITIES.

10.5 RECOVERY. If any payment is applied by Lender to the Obligations and is hereafter set aside, recovered, rescinded or required to be returned for any reason (including, without limitation, the bankruptcy, insolvency or reorganization of any Borrower or any other obligor), the Obligations to which such payment was applied shall for the purposes of this Section 10 be deemed to have continued in existence, notwithstanding such payment and application and this guaranty shall be enforceable as to such Obligations as fully as if such payment and application had never been made.

10.6 LIABILITY CUMULATIVE. The liability of Borrowers under this Section 10 is in addition to and shall be cumulative with all liabilities of each Borrower to Lender under this Agreement and the other Loan Documents to which any such Borrower is a party or in respect of any Obligations of the other Borrowers, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

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     Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

HELLER FINANCIAL, INC.              GUARDIAN INTERNATIONAL, INC., a Nevada
                                    corporation

By:_______________________          By:___________________________

Title:____________________          Title: President